Exhibit 10.17

RAPTOR

January 1, 2011

Patrick Reichenberger
[*****]
[*****]

Dear Patrick:

I am pleased to offer you the position of Vice President, Commercial Operations of Raptor Therapeutics Inc. (the “Company”), a wholly-owned subsidiary of Raptor Pharmaceuticals Corp. (“Raptor”), reporting to me.  You will be responsible for building and managing all aspects of the Company’s commercial operations, including communications strategy to external stakeholders, pricing, promotion, sales and sales forecasting, branding, go-to-market planning for US and ex-US markets, specialty distribution and patient support programs and systems, establishing and managing key opinion leader and/or patient advisory boards, corporate and product web sites, and developing and managing against budgets and timelines. You will also participate with Raptor’s executive management in the evaluation of additional development programs which the Company may consider in-licensing or purchasing.

1)	Salary. Your starting base salary as an employee will be $230,000 per year payable on a bi-weekly basis.

2)
Bonus.  You will be eligible to earn a bonus equal to 27.5% of your annual base salary upon achieving 100% of target.  Target will be based on a combination of corporate and individual goals, as follows: 80% based on corporate goals, and 20% based on individual goals.

Proposed individual goals:

-	[*****]
-	[*****]
-	[*****]
-	[*****]

[*****]

Additionally, you will receive a $10,000 signing bonus for accepting this offer and beginning your employment by January 4, 2011.

3)
Stock Options.  Contingent upon approval by Raptor’s Board of Directors and your execution of a Notice of Grant and Stock Option Agreement, Raptor will grant you stock options to purchase up to 120,000 shares of Raptor’s common stock.  If approved, the exercise price will be equal to the fair market value per share on the date the option is granted or on your first day of employment (based on the closing price the day before grant date), whichever is later.  The option will be subject to the terms and conditions applicable to options granted under Raptor’s 2010 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Notice of Grant and Stock Option Agreement.  Your options will vest and become exercisable as follows:  6/48ths of the total option shares granted six months from your first date of employment and 1/48th of the total options shares granted per month thereafter, conditioned on your continued employment, as described in the applicable Notice of Grant and Stock Option Agreement.  The options will expire ten years after the date of grant.

4)
Vacation and Benefits.  You are entitled to vacation at the rate of four weeks per year and be eligible for coverage under Raptor’s health, dental, long-term and short-term disability and group life insurance plans.  You will also be eligible to participate in Raptor’s 401(K) plan.

5)
Termination Due to Change of Control. If you are terminated due to a Change in Control, all of your vested and unvested stock options as of the date of your termination will be immediately exercisable in full and shall remain exercisable for the periods specified in such stock option agreement or the stock option plan and the Company shall pay you in a lump sum, in cash, on or before the fifth business day following the effective date of your termination due to a Change of Control, an amount equal to your salary for six months at the time of termination.  Change of Control means the occurrence of any of the following events:  (i) any sale or exchange of the capital stock by Raptor’s stockholders in one transaction or series of related transactions where more than fifty percent (50%) of the outstanding voting power of Raptor is acquired by a person or entity or group of related persons or entities which did not own capital stock of Raptor immediately prior to such transaction(s); (ii) any reorganization, consolidation or merger of Raptor where the outstanding voting securities of Raptor immediately before the transaction represent or are converted into less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (iii) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of Raptor.

6)
Employment Relationship.  Your employment is “at-will.”  As such, it is terminable by either party with or without cause.  This letter is not to be construed as creating a contract of employment for any fixed period of time.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company and Raptor regarding this subject matter.  You will be expected to comply with the policies and procedures in Raptor’s Employee Handbook, as amended from time to time.  Although your job duties, title, compensation and benefits, as well as Raptor’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7)	Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8)
This offer is contingent on completion of a background check, I-9 Form verification of identity and legal authority to work in the United States, and execution of the Raptor Therapeutics Inc. Employee Invention Assignment and Confidentiality Agreement.  We also request that you remember your obligation not to divulge to us any proprietary information about your previous employers.  A copy of the completed background check will be mailed to your home.

9)	The Company is an Equal Opportunity Employer, and advancement is based solely on individual achievement.

10)	If you accept this offer, you can plan on starting as early as January 3, 2011 and no later than January 17, 2011.

We are eagerly looking forward to working with you.  As you know, this is an exciting time at Raptor, and I believe that you will find this a challenging and rewarding experience.

Please confirm your acceptance of this offer by signing below and returning to Kim Tsuchimoto by January 3, 2011, otherwise this offer will expire on that date.

Sincerely,

/s/ Thomas E. Daley

Thomas E. Daley
President, Raptor Therapeutics Inc.

I accept this offer and the conditions stated herein:

/s/ M. Patrick Reichenberger
Signature

Print Name:  M. Patrick Reichenberger

Date: 1/1/11

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this offer letter which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.